AMENDMENT NUMBER 6
                                TO
                 TELEPHONE AND DATA SYSTEMS, INC.
                    TAX-DEFERRED SAVINGS PLAN



          WHEREAS, Telephone and Data Systems, Inc., an Iowa

corporation (the "Company"), has heretofore adopted and maintains a profit sharing plan with a cash or deferred arrangement for the benefit of its employees designated the "Telephone and Data

Systems, Inc. Tax-Deferred Savings Plan" (the "Plan"); and



          WHEREAS, the Company desires to amend the Plan in

certain respects;



          NOW, THEREFORE, pursuant to the power of amendment

contained in Section 10.1 of the Plan, the Plan is hereby

amended, effective April 1, 1995, except as otherwise provided,

as follows:



          1.   The following definition is added to Article 2 of

the Plan after the definition of Annual Valuation Date:



                    API COMMON SHARES means Common Shares, par value $1.00 per share, of American Paging, Inc., a Delaware Corporation.


          2.   The following definition is added to Article 2 of

the Plan after the definition of Service:

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                    SUBSIDIARY means with respect to either
          United States Cellular Corporation ("USCC") or American Paging, Inc. ("API") a corporation (other than USCC or
          API) in an unbroken chain of corporations beginning with either USCC or API, respectively, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.


          3.   Section 4.1(c) of the Plan is hereby amended (i)

by deleting the words "or USCC Shares" contained in the first sentence thereof and inserting in lieu thereof the words ", USCC

Shares or API Shares"; and (ii) by deleting the words "and USCC

Common Shares" contained in the second sentence thereof and

inserting in lieu thereof the words ", USCC Common Shares and API

Common Shares".



          4.   Section 4.3(e) of the Plan is hereby amended to

read as follows:



                    (e) All Matching Employer Contributions made by an Employer, other than USCC and its Subsidiaries and, effective for Plan Years beginning after December 31, 1994, American Paging, Inc. ("API") and its Subsidiaries, under this Section 4.3 shall be made to the extent practicable in TDS Common Shares (or if made in cash shall be converted thereto (except for fractional shares) by the Trustee as soon as practicable after made) and shall be made within the time for filing of the Employer's federal income tax return, including extensions thereof, for the taxable year in which the Plan Year ends or, for Plan Years beginning after September 30, 1993, the taxable year that ends with the Plan Year. All Matching Employer Contributions made by USCC and its Subsidiaries under this Section 4.3 shall be made to the extent practicable in USCC Common Shares (or if made in cash shall be converted thereto (except for fractional shares) by the Trustee as soon as practicable after made) and shall be made within the time for filing of

          USCC's or such Subsidiary's federal income tax return, including extensions thereof, for the taxable year in which the Plan Year ends or, for Plan Years beginning after September 30, 1993, the taxable year that ends with the Plan Year. For Plan Years beginning after December 31, 1994, all Matching Employer Contributions made by API and its Subsidiaries under this Section 4.3 shall be made to the extent practicable in API Common Shares (or if made in cash shall be converted thereto (except for fractional shares) by the Trustee as soon as practicable after made) and shall be made within the time for filing of API's or such Subsidiary's federal income tax return, including extensions thereof, for the taxable year that ends with the Plan Year. For purposes of this Section 4.3, TDS Common Shares, USCC Common Shares and API Common Shares shall be valued at the average closing price for such shares on the AMEX for the last trading day preceding the date of purchase.


          5.   Section 5.8(b) of the Plan is hereby amended by

deleting the first sentence thereof and inserting in lieu thereof the following sentence:



                    The Trustee shall establish as Designated
          Funds the TDS Common Stock Fund, which fund shall be invested by the Trustee exclusively in TDS Common Shares, the USCC Common Stock Fund which fund shall be invested by the Trustee exclusively in USCC Common Shares, and the API Common Stock Fund which fund shall be invested by the Trustee exclusively in API Common shares.


          6.   Section 5.8(d) of the Plan is hereby amended

(i) by deleting the words "and the USCC Common Stock Fund" in the first sentence and inserting in lieu thereof the words ", the

USCC Common Stock Fund and the API Common Stock Fund"  and

(ii) by deleting the word "Madison," in the second sentence and inserting in lieu thereof "Middleton,".

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

          7.   Section 6.5(f) of the Plan is hereby amended by

deleting the first sentence thereof and inserting in lieu thereof the following sentence:



                    (f)  Payment of benefits hereunder shall be
          made in cash except to the extent that the Employee's Account is invested in the TDS Common Stock Fund, the USCC Common Stock Fund or the API Common Stock Fund in which case, to the extent his Account is so invested, payment shall be made in whole TDS, USCC, or API Common Shares, respectively, (plus cash in lieu of fractional shares) unless the Employee elects to be paid entirely in cash.



          8.   Sections 9.1(m) and 9.1(n) of the Plan are hereby

amended by deleting the words "and USCC Common Shares" and

inserting in lieu thereof the words ", USCC Common Shares and API

Common Shares".



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

          IN WITNESS WHEREOF, the Company has caused this

Amendment Number 6 to Telephone and Data Systems, Inc. Tax-

Deferred Savings Plan to be adopted this 10th day of February,

1995.



                              TELEPHONE AND DATA SYSTEMS, INC.



                               /s/  LeRoy T. Carlson, Jr.
                              -------------------------------
                              LeRoy T. Carlson, Jr.
                              President and
                               Chief Executive Officer



                             ACCEPTED


          As of this 10th day of February, 1995.



 /s/ LeRoy T. Carlson, Jr.          /s/ Ronald D. Webster
- -----------------------------      --------------------------
LeRoy T. Carlson, Jr., Trustee     Ronald D. Webster, Trustee



 /s/ C. Theodore Herbert            /s/ Michael G. Hron
- -----------------------------      ---------------------------
C. Theodore Herbert, Trustee       Michael G. Hron, Trustee






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